RadNet, Inc.
Fourth Quarter 2009 Earnings Conference Call
March 15, 2010

Management Discussion Section

Operator: Good day, ladies and gentlemen. Welcome to the RadNet, Inc. 2009 Year-end Financial Results Conference Call. At this time, all participants are in a listen-only mode. Following the presentation, we will conduct a question-and-answer session. Instructions will be provided at that time for you to queue up for questions. I would like to remind everyone that today’s conference is being recorded. I would like to turn the conference over to Mr. Alan Sheinwald of Alliance Advisors.

Please go ahead, sir.

Alan Sheinwald, President and Founder, Alliance Advisors, LLC

Thank you, Operator. Good morning, ladies and gentlemen, and thank you for joining us today to discuss RadNet’s fourth quarter and full year 2009 earnings results.

On the call today from the company are Dr. Howard Berger, Chairman and Chief Executive Officer of RadNet, and Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet.

Before we begin today, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance, RadNet’s ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists and receiving third-party reimbursements for diagnostic imaging services, as well as RadNet’s ability to successfully close the debt refinancing transaction on acceptable terms, consummate the two potential announced strategic acquisitions, successfully integrate acquired operations, generate revenue and adjusted EBITDA for the acquired operations as estimated and identified and achieve potential cost savings among others are forward-looking statements within the meaning of the Safe Harbor.

Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause the RadNet’s actual results to differ materially from the statements contained herein. These risks and uncertainties include among others, problems that may arise in successfully executing the debt refinancing plan, integrating acquisitions, future regulatory or legislative actions in the industry as well as those risks set forth in RadNet’s reports filed with the SEC from time to time, including RadNet’s Annual Report on Form 10-K, for the year ended December, 31, 2009.

Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

And with that, I’d like to congratulate the management team of RadNet for an outstanding fourth quarter performance, and turn the call over to Dr. Howard Berger. Howard?

Howard Berger, M.D., President and Chief Executive Officer

Thank you, Alan, and good morning, everyone and thank you for joining us today. On today’s call, Mark Stolper and I plan to provide you with highlights from our fourth quarter and full year 2009 results, discuss with you several acquisitions and our debt refinancing plan, both of which we announced this morning in our earnings press release and give you more insight into our future strategy. After our prepared remarks, we will open the call to your questions.

I’d like to thank all of you for your interest in our company and for dedicating a portion of your day to participate in our conference call this morning. 2009 was a very successful year for us in many respects. I’d like to spend a few minutes, highlighting some of what I believe to be our most important 2009 achievements and results.

First, we increased procedural volumes as a result of strong performance from our market representatives, business development team and contracting personnel. Our overall volumes increased 5.3%, which was accomplished through a combination of same-center growth and through acquisition.

Second, we followed a disciplined approach to deleveraging the company. We were successful in deleveraging our balance sheet during the year from 4.74 times net debt to adjusted EBITDA at the end of 2008 to 4.17 times by 2009 year-end.

Third, we were effective in optimizing the value received from our capital expenditures, while at the same time we were able to reduce CapEx spending by almost $10 million from the level in 2008. We capitalized on a very strong market for equipment sales and access to secondary market for equipment when possible. This stretched the value we received from our spending. We were also successful in leveraging our purchasing power with equipment vendors and equipment intermediaries.

Fourth, we managed cost, in particularly salaries and professional fees effectively. The result was that we were able to increase our adjusted EBITDA margins in 2009 to 20.2% from 19.7% in 2008 in a very difficult economic and reimbursement environment.

Fifth, we completed accretive and deleveraging tuck-in acquisitions in our core markets. We were steadfast in our approach to disciplined purchase price multiples, and our preference for multimodality operators, and we did not stray from our focus on regional density and concentrated market presence.

Sixth, we improved on our accounts receivable and collection metrics. Our Days Sales Outstanding, or DSOs, ended 2009 at its lowest level in our history, approximately 54 days. Seventh, as Mark Stolper will review with you in detail later on this call, we met or exceeded 2009 financial guidance in virtually every category. Eighth, we continued to develop an active pipeline of qualified acquisitions. And ninth, we ended 2009 with $10 million of cash on our balance sheet, and a fourth quarter profit of $0.02 per share.

I am proud of these achievements and improved results, and I am encouraged by the opportunities I see for RadNet in the coming quarters and over the next several years.

Some of you may have seen what we announced – that we announced one completed strategic acquisition and two additional pending strategic acquisitions in our earnings announcement this morning. I would like to spend a few minutes discussing each of them, as I believe they are illustrative of the types of transactions that we will continue to pursue in the near future.

On January 1 of 2010, we completed the acquisition of Union Imaging Center, a multi-modality facility in Union, New Jersey offering MRI, CT, PET/CT, nuclear medicine, mammography, ultrasound, and x-ray services. The Union facility is located in the heart of Northern New Jersey, nearby to our existing cluster facilities. Subsequent to the end of the fourth quarter, we also entered into non-binding letters of intent to acquire the business of Truxtun Medical Group in Bakersfield, California, and the New Jersey operating subsidiary of Health Diagnostics.

Truxtun operates four multi-modality facilities in Bakersfield, a Metropolitan Statistical Area with population exceeding 800,000 residents in Kern County, California. Truxtun provides a broad range of services including MRI, CT, PET/CT, mammography, nuclear medicine, fluoroscopy, ultrasound, x-ray, interventional radiology and related procedures. Truxtun would augment our significant presence along the Interstate 5 freeway in the central valley of California. Because Truxtun is a longstanding and leading provider of radiology services in that market, our acquisition would provide us with what we believe to be the best platform from which to grow in the Bakersfield area.

The New Jersey operating subsidiary of Health Diagnostics includes three facilities in Edison, Old Bridge, and Green Brook, New Jersey. The three centers operate a combination of MRI, CT, mammography, ultrasound, and x-ray. Like the Union acquisition, the Health Diagnostic, New Jersey centers increases our northern New Jersey market presence and continues to further our multi-modality approach and desire to become indispensable to the health plans referring physicians and patients whom we serve.

The aggregate consideration for these acquisitions – for these three acquisitions, is approximately $29.9 million plus 450,000 shares of the Company’s common stock. As we indicated this morning, the contribution of these three strategic acquisitions is expected to generate approximately $36 million of revenue and $8.5 million of adjusted EBITDA on an annualized basis.

The acquisitions of Truxtun and the New Jersey assets of Health Diagnostics are subject to execution of definitive agreements and customary closing conditions, which are expected to simultaneously close with the Company’s debt refinancing transaction, which Mark Stolper will discuss this morning in detail, and the Truxtun acquisition in particular is conditioned thereon.

Aside from these three transitions – transactions, we are continually being contacted by our new candidates for consolidation. We will remain disciplined in our approach for its acquisition opportunities. As our pipeline of opportunities builds we strongly believe that our objectives of growth and deleveraging the balance sheet can be accomplished simultaneously.

At this time, I’d like to turn the call over to Mark Stolper, our Executive Vice President and Chief Financial Officer to discus some of the highlights of our fourth quarter and full year 2009 performance. When he is finished, I will make some closing remarks.

Mark D. Stolper, Executive Vice President and Chief Financial Officer

Thank you, Howard, and thank you all for participating in our fourth quarter and full year 2009 conference call. I’m now going to briefly review our fourth quarter and full year performance and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements as well as provide some insights into some of the metrics that drove our fourth quarter and full year performance.

In my discussion, I will use the term adjusted EBITDA, which is a non-GAAP financial measure. The Company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations and adjusted for the losses or gains on the disposal of equipment, other income or loss, debt extinguishments, and non-cash equity compensation.

Adjusted EBITDA includes equity-earnings in unconsolidated operations and subtracts minority interests in subsidiaries, and is adjusted for non-cash unusual or infrequent events that took place during the period. A full quantitative and qualitative reconciliation of adjusted EBITDA to income from operations is included in our earnings release. With that said, I’d like now to review our fourth quarter and full year 2009 results.

For the three months ended December 31, 2009, RadNet reported revenue and adjusted EBITDA of a $131.8 million and $27.0 million, respectively. Revenue increased $4.4 million or 3.4% over the prior year same quarter, and adjusted EBITDA increased $4.5 million or 20.1% over the prior year same quarter.

The increase in EBITDA from the fourth quarter of last year was the result of procedural volume increases and effective cost control measures contributing to an adjusted EBITDA margin increase of approximately 285 basis points for the quarter.

Our procedural volume, despite a very difficult economy, continues to exhibit growth. For the fourth quarter of 2009, as compared to the prior year’s fourth quarter, MRI volume increased 3.1%, CT volume increased 2.3% and PET/CT volume increased 5.1%. Overall volume, taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography and other exams, increased 3% over the prior year’s fourth quarter.

In the fourth quarter of 2009, we performed 794,229 total procedures. The procedures were consistent with our multi-modality approach, whereby 78.4% of all the work we did by volume was from routine imaging.

Our procedures in the fourth quarter of 2009 were as follows: 90,230 MRIs as compared with 87,549 MRIs in the fourth quarter of 2008; 75,936 CTs, as compared with 74,219 CTs in the fourth quarter of 2008; 5,506 PET/CTs as compared with 5,240 PET/CTs in the fourth quarter of 2008; and 622,557 routine imaging exams, which includes nuclear medicine, ultrasound, mammography, x-ray and all other exams as compared with 604,129 of all these exams in the fourth quarter of 2008.

Net income for the fourth quarter of 2009, was $637,000 or $0.02 per share compared to a net loss of $5.4 million or negative $0.15 per share reported for the three month period ended December 31 2008, based upon a weighted average number of shares outstanding of 37.4 million and 35.9 million for these period in 2009 and 2008, respectively. This represents an improvement in net income for the quarter of approximately $6 million.

Affecting net income in the fourth quarter of 2009 were certain non-cash expenses and other items including, a $1 million non-cash charge related to the amortization of deferred loss on interest rate hedges related to the Company’s current credit facilities, approximately $700,000 of non-cash employee stock compensation expense resulting from the vesting of certain options and warrants; approximately $100,000 of severance paid in connection with head count reductions related to cost savings initiative from previously announced acquisitions; approximately $100,000 of loss on the disposal of certain capital equipment and approximately $700,000 of non-cash deferred financing expense related to the amortization of financing fees paid as part of the existing credit facilities.

With regards to some specific interest – income statement accounts, overall GAAP interest expense for the fourth quarter of 2009 was $11.5 million.

Adjusting for the non-cash impacts from items such as amortization of financing fees, losses or gains related to the fair value adjustments on interest rate hedges and accrued interest, cash interest expense for the quarter was $8 million. This compares with GAAP interest expense in the fourth quarter of 2008 of $13.6 million, and cash paid for interest of $12.7 million.

The decrease in cash interest expense paid in the fourth quarter of 2009 was primarily the result of savings in our interest rate related to a lower LIBOR base rate on our floating facilities, savings we are experiencing from our two blend-and-extend interest rate swap modifications we completed in the first quarter of 2009, and a general lower debt level.

For the fourth quarter of 2009, bad debt expense was 6.1% of our net revenue compared with an overall blend of 6.2% for the full year of 2008.

I’d like now to discuss our full year 2009 results. For the full year 2009, RadNet reported revenue and adjusted EBITDA of $524.4 million and $105.9 million respectively.

Revenue increased to $25.6 million or 5.1% over 2008, and adjusted EBITDA increased $7.5 million or 7.6% over 2008. Adjusted EBITDA margin increased to 20.2% in 2009 from 19.7% in 2008.

Our growth in procedural volumes contributed to our improved financial performance. For 2009 as compared to 2008, MRI volume increased 8.1%, CT volume increased 6.2% and PET/CT volume increased 5.1%. Overall volume, taking into account routine imaging exams inclusive of x-ray, ultrasound, mammography and other exams, increased 5.3% over 2008.

In 2009, we performed 3,174,006 total procedures. The procedures were consistent with our multimodality approach whereby 78.0% of all the work we did by volume was from routine imaging. Our procedures in 2009 were as follows: 362,827 MRIs as compared to 335,487 MRIs in 2008; 313,392 CTs as compared with 295,166 CTs in 2008; 21,890 PET/CTs as compared with 20,826 PET/CTs in 2008; and 2,475,897 routine imaging exams, which include nuclear medicine, ultrasound, mammography, x-ray, and all other exams as compared with 2,361,364 of all these exams in 2008.

Net loss for 2009 was $2.3 million or negative $0.06 per share compared to a net loss of $12.8 million or negative $0.36 per share reported in 2008, based upon weighted average number of shares outstanding of 36.0 million and 35.7 million for 2009 and 2008, respectively. This represents an improvement of approximately $10.5 million for 2009 over 2008.

Affecting net loss in 2009 were certain non-cash expenses and other items including: $3.6 million of non-cash employee stock compensation expense related from the vesting of certain options and warrants; $2.7 million of non-cash deferred financing expense related to the amortization of financing fees paid as part of our existing credit facilities; approximately $700,000 of severance paid in connection with head count reductions related to cost savings initiatives from previously announced acquisitions; and approximately $0.5 million loss on the disposal of certain capital equipment and a $5.9 million non-cash charge related to the amortization of a deferred loss on interest rate hedges related to the company’s credit facilities.

With regards to some specific income statement accounts, overall GAAP interest expense in 2009 was $49.2 million. Adjusting for the non-cash impacts from item such as amortization of financing fees, losses or gains related to the fair value adjustments of interest rate hedges and accrued interest, cash interest expense was $40.1 million in 2009. This compares with GAAP interest expense in 2008 of $51.8 million and cash paid for interest of $49.2 million.

The decrease in cash interest paid in 2009 was primarily the result of savings in our interest rate related to a lower LIBOR base rate on our floating-rate facilities, savings we are experiencing from our two blend-and-extend interest rate swap modifications we completed in the first quarter of 2009 and a lower GAAP level.

For 2009, bad debt expense was 6.2% of our revenue compared with an overall blend of also 6.2% for the full year of 2008. With regards to our balance sheet, as of December 31, 2009, we had $441.2 million of net debt, which is total debt less our current cash balance and we were undrawn on our $55 million revolving line of credit. This is a decrease in our net debt of $14.9 million during the fourth quarter and $25.1 million for full year 2009.

Since December 31, 2008, accounts receivable decreased approximately $8.3 million. Part of the decrease resulted from our net day sales outstanding, or DSOs, having decreased to approximately 54 days in the fourth quarter of 2009 from 61 days in the fourth quarter of 2008.

Our accounts payable and accrued expenses decreased by $11.5 million to $69.6 million during 2009. Much of this decrease is attributable to the repayment of equipment and related tenant improvements of projects which began prior to 2008 year end and has been paid down as part of our budgeted 2009 capital expenditures.

We increased our working capital position during 2009 by $6.5 million. Throughout 2009, we repaid $23.7 million of notes and leases payable, had cash, capital expenditures net of asset dispositions of $29.9 million and entered into notes and lease payable of $10.4 million.

Based upon our fourth quarter 2009 and full year results, I will now compare our actual performance with 2009 full year guidance levels previously released. For revenue, our guidance range was between $515 million and $535 million. Our actual results were within the guidance range at $524.4 million.

For adjusted EBITDA, our guidance range was between $105 million and $110 million. Our actual results were within the guidance range of $105.9 million. For free cash flow generation, which we define as adjusted EBITDA plus total capital expenditures whether made in cash or financed and cash interest expense, our guidance range was between $20 million and $30 million. Our free cash flow generation, for 2009, actual results were $25.4 million.

For cash interest expense, our guidance range was between $41 million and $45 million. Our actual results were below guidance range at $40.1 million. For capital expenditures, our guidance range was between $38 million and $40 million. Our actual results were nominally higher than the guidance range at $40.3 million. And for the end of the year net debt balance, our guidance range was between $445 million and $450 million. Our actual results were below the guidance range at $441.2 million.

We are extremely pleased to have met or exceeded virtually all of our guidance levels during 2009.We exceeded our own expectations with respect to year-end net debt and cash interest expense. Our net debt balance was lower than anticipated at year-end due to higher than projected debt repayment from free cash flow generation during the year. Cash interest expense was lower than predicted as we benefited from low LIBOR rates.

Revenue, adjusted EBITDA and free cash flow performance were in-line with our guidance levels, and we spent nominally more than anticipated in capital expenditures. We plan to issue 2010 guidance in April, after our anticipated closing of the strategic acquisitions and the debt refinancing transaction, which I now will discuss in detail.

On Friday, as part of a plan to refinance our existing revolving line of credit, term loan B and second lien credit facility, which mature in 2011, 2012, and 2013 respectively, we and a wholly owned subsidiary of ours, entered into a Commitment Letter with Barclays Capital Inc., General Electric Capital Corporation, Deutsche Bank Securities Inc., Deutsche Bank Trust Company Americas, Royal Bank of Canada, RBC Capital Markets and Jefferies Finance LLC.

Under the Commitment Letters, these banks have severally committed, subject to the terms and conditions set forth in the Commitment Letter, to provide us with proposed senior secured credit facilities in the aggregate principal amount of $375 million, comprised of a new $275 million term loan maturing on the sixth anniversary of the closing, which we call the New Term Loan Credit Facility, and a revolving credit facility of a $100 million expiring on the fifth anniversary of the closing, we call this the New Revolving Credit Facility.

The funding of the New Term Loan and the New Revolving Credit Facilities is subject to customary conditions, including the consummation of the seniors – a future senior notes issuance, which I will discuss shortly.

We currently contemplate that the New Revolving Credit Facility will be undrawn at closing, and available to us upon successfully completing the New Term Loan Credit Facility. The new senior secured term loan and the revolving credit facilities will be unconditionally guaranteed by us in all of our domestic restricted subsidiaries.

The new senior secured term loan and the revolving credit facilities will be secured by a first priority security interest in all of our tangible and intangible assets, including, but not limited to a stock pledge of our current and future guarantors – subsidiary guarantors.

In addition, in connection with the debt refinancing plan, we expect to offer approximately $210 million aggregate principal amount of senior unsecured debt securities due 2008, which we call the Notes, to a qualified group of institutional buyers in a private placement, subject to market and other conditions. I’m sorry, I said – it’s – they are due 2018, the tenure on these notes is eight years.

I would like to remind you that this announcement does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction. The Notes will be offered pursuant to an applicable exemption from registration under the Securities Act of 1933, as amended. You are hereby notified that sellers of the Notes may be relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A.

We expect to consummate the debt refinancing plan in early April 2010. The debt refinancing transaction, upon completion, would extend the maturity of our debt, increase the size of our revolving credit facility by approximately $45 million, and further enhance our liquidity by adding approximately $25 million of cash to our balance sheet upon closing.

I’d like now to turn the call back to Dr. Berger, who will make some closing remarks.

Howard Berger, M.D., President and Chief Executive Officer

Thank you, Mark. Our industry is in transition. Diagnostic imaging remains a highly fragmented industry, and one that is still mostly comprised of mom-and-pop operators who are undercapitalized, under-resourced, and lack the scale and operating efficiency needed to match the challenges they are facing. I strongly feel that our model is the one of the future for our industry. Never before have scale, capitalization, market presence, and a multi-modality service offering mattered so much as it does today.

As our industry struggles with lower Medicare reimbursement, a trend that may well continue into the future, the operating paradigm in our industry must adapt. I believe that professional management, scale, market density, and comprehensive multi-modality product offering is and will continue to be the preferred model.

When the Deficit Reduction Act of 2005 was implemented on January 1 of 2007, we believe that it would be the catalyst for a wave of consolidation. We were both right and wrong about this prediction.

On the one hand, the DRA did contribute to some M&A activity, however, it has taken other market conditions and industry forces to spur the consolidation that we had anticipated. Most notably, the credit crisis has hit our industry in an unprecedented way, dramatically limiting access to expansion and maintenance capital desired and required by many of our industry competitors.

Furthermore, additional Medicare pricing pressure has added a new element of fear among smaller operators. In sub-contrast to our competitors, we have had access to strong cash flow and a $55 million revolving credit facility, which has provided us capital we have used to grow our business and make acquisition.

At the same time, we have been able to garner greater operating efficiencies, while this has not been responsible or this has not been possible by our smaller operators. All these factors are contributing to the greater amount of consolidation and opportunities we are seeing today and expect to see continuing in the near future.

It is our intention to continue with our strategic plan to both deleverage our company at the same time as we grow our competitive and market position. We accomplished both of these goals in 2009. We are seeing an imbalance of many operators seeking to sell their businesses and few buyers willing or able to purchase them.

Many of the smaller operators who are calling us, desire to create more certain futures by aligning with a more seasoned, better capitalized and more efficient operator which they view RadNet to be. The result of these trends and market conditions is contributing to our pipeline of opportunities. Most importantly, most of the opportunities are presenting themselves to us within our pricing and operating parameters, three to four times trailing targets EBITDA for multi-modality centers in our core markets.

Although, the number of opportunities maybe increasing, we will remain disciplined in our approach. First, these acquisitions should either be deleveraging or leverage-neutral events. Second, the acquisition should further our objective to increasingly distance ourselves with respect to size and capabilities from our competition in our core markets.

As we progress with 2010, we have reason to be optimistic. Although, our volumes in our Mid-Atlantic and New York operations certainly were affected in February from the unusual number of snow storms, we’ve seen scan activity recover significantly in March.

On the last conference call, we discussed some of the initiatives on which we are executing to make our business more efficient, such as negotiating new maintenance and service contracts on our equipment, collecting more self-paid dollars at our centers and with in-house collection capabilities working at cost saving corporate insurance programs among others.

These initiatives are all moving forward and I believe they and others in the future will become increasingly important as we use them to mitigate any further reimbursement reductions or other industry pressures.

We are very pleased with how our business has performed during these difficult periods and we believe that within our industry, we have the model that is best positioned to capitalize on the opportunities that will continue to rise as our industry continues its transition.

Operator, we are now ready for the question-and-answer portion of the call.

Question and Answer Section

Operator: Thank you, sir. [Operator Instructions]. We take our first question from Brian Tanquilut with Jefferies & Company.

<Q – Brian Tanquilut>: Hi, good morning, guys. Mark, just first question for you, on the guidance. I know you are waiting till April to release the items. But I just wanted to make sure, is the refi the only thing precluding you from issuing guidance right now? Or, I guess, the other way of asking the question is, if you guys aren’t going through a refinancing, is there anything we need to watch out for, maybe, on the revenue line or in the margin line that you guys are not sure about yet, at this point?

<A – Mark Stolper>: No. Simply we are waiting to complete the two strategic acquisitions and the refinancing, which we anticipate closing in early April and at that time we will have better insight into our full-year numbers. But there isn’t – there are no other events leading after that, which is causing any sort of delay.

<Q – Brian Tanquilut>: Okay.

<A – Mark Stolper>: And we had a lot to talk about on this call today and we are better prepared to talk about guidance in April.

<Q – Brian Tanquilut>: I understand. And then, on the acquisitions that you announced today, or the LOIs that you signed, it seems like the multiple has ticked up a little relative to what you guys thought in 2009 and granted 2009 those are bargaining base and prices, but is it safe to say that these are higher quality deals, I mean what kind of margin profile are we are looking at year-end what kind of CapEx, we have to spent for these imaging centers that you’re buying?

<A – Howard Berger>: These particular assets are not only I think of potential higher quality, they also represent strategic opportunities in the core markets of Northern New Jersey and in the case of the Bakersfield opportunity, a platform to grow in the Central Valley of California. Bakersfield is the only major city in the Central Valley where RadNet does not have a presence and this particular operation not only comes with a very seasoned team of operators and a substantial presence in that market, but gives us that platform with additional management capabilities that we can leverage on for other opportunities that we see.

The same is true to some extent of the Northern New Jersey opportunity the centers are of high quality. We believe in both cases we have opportunities to bring additional savings to these. So the operating margins that we’re buying these at are very consistent with or even slightly better than what we operate RadNet as a whole, and where we have some opportunities we believe to even make them more deleveraging once they get fully transitioned and incorporated into the RadNet operations.

<Q – Brian Tanquilut>: And, Howard, their asset qualities, how are these centers?

<A – Howard Berger>: Generally very good. There might be some small CapEx that we need to add, but relative to the size of the transactions, it’s very small and something that we don’t consider substantive to the performance of the centers right now.

<Q – Brian Tanquilut>: Okay. And then I have last two quick questions. Same-store, we saw it basically flatten out during Q4 at 0.44%. And I was just wondering, Howard, what your thoughts are in terms of gaining market share and what’s going to drive that same-store number higher going forward, understanding that the economy has been tough the past year. But as your competitors struggle, I figure that at some point you’re going to capture some of that market share from your competitors closing down. So, how should we think about that?

<A – Howard Berger>: Yeah, I think you’ve hit the nail on the head. There will be some challenges I believe for all of the operators in this business, whether it’s the effect of economic factors, whether it’s the effect of attempting to rein in utilization, or perhaps just other factors that may be different from market-to-market. But what we are anticipating and seeing is that as smaller operators either do a lot of business or as they consolidate that business should redistribute itself to the larger and more well-capitalized operators of which we feel we will be.

In some of the markets that we’re looking at, they are – there are indeed not only opportunities we believe to consolidate those operations and make them part of RadNet but also to consolidate centers within regions which will help reduce the amount of overhead and the amount of sites that we have in a region and should be – and are part of our overall process of looking at valuation opportunities by which we will use to determine value of the purchases.

So, I think overall, we expect there to be the usual growth in our business that I think just the growing population and aging population does predict, but also redistribution of business as we see the squeezing out of smaller operators and we’re beginning to see I believe some impact on self referral and some of the operators that have taken – non-radiology operators that have taken that equipment in-house start to dispose or sell those assets as a result of various credit and economic factors as well.

So I think there is a lot of dynamics that are going on in this industry. And as I mentioned in my closing remarks, scale and multi-modality operations and being very dense in the markets that we’re in are extremely important if you’re going to be a beneficiary from some of these changes.

<Q – Brian Tanquilut>: So, Howard, and just follow-up to that. Does that mean that you need to acquire to capture market share? Is that the correct way of thinking about it?

<A – Howard Berger>: I think that’s a better alternative for us. I’ve been asked the question before, should you let people fail and try to pick up business that way, or is acquiring a preferable route? And I will tell you that once an operator has failed, the opportunity to try to absorb that business is very much market dependent and may go to other operators in a market if we’re not on top of being able to get to those referring physicians in a timely manner. I believe that the better course for us is to try to make very intelligent and opportunistic acquisitions. And then, if the opportunity presents itself, close down the operator while we still control the revenue and the referrals and try to direct them into our nearest facility so that we can hopefully assure ourselves of trying to maintain most, if not all, of that business.

<Q – Brian Tanquilut>: Okay. And then last question, Mark, pricing, how should we think about pricing from your managed care payers this year?

<A – Mark Stolper>: Yeah. On the private side of our business, pricing has been very flat to slightly down, I mean less than 1%, so very nominal pricing changes. So we’ve seen that our relationships with private payers have been as strong as ever. A number of them have approached us with different ideas about directing patients outside of hospitals, which where they pay significantly higher prices than in outpatient facilities like ourselves. And so they are engaging us in kind of entrepreneurial discussions about creating health plans for their insured population that would provide incentives for them to go to outpatient facilities like ours through change in co-pays, where they have lower co-pay if they go into our facilities.

So I’d tell you that the health plans are – they’re much more concerned with some of the utilization issues and some of the abuses that are going on within the self-referral group of physicians’ insourcing imaging and less concerned about saving $5 or $10 per MRI scan. So I’d tell you that the private pay contracts have been very, very stable.

<Q – Brian Tanquilut>: Got you. Thank you, guys.

<A – Mark Stolper>: Thanks, Brian.

Operator: We’ll move on to Darren Lehrich with Deutsche Bank.

<Q – Sudeep Singh>: Hi. Good morning, guys. It’s Sudeep Singh in for Darren.

<A – Howard Berger>: Hi, Sudeep.

<Q – Sudeep Singh>: Hey. How are you doing? I guess my first question just the M&A issue, just curious to kind of get your thoughts and rationale for using stock to do some of the deals. I understand that it obviously keeps the capital structure balanced, but just wondering if I could just get a little bit more color from you guys.

<A – Howard Berger>: I think while we’ve hardly used stock at all as tender for M&As, we do find that from time-to-time that there are smaller operators there who in addition to wanting to be acquired also sense the opportunity to take part of the consideration in stock and leverage their opportunity to be acquired into something where they think they can take the acquisition and make it more valuable to them by taking stock. In these two transactions, again, the amount of stock that we issued is very small, but in both cases where this was used, the two acquirers had a preference to take...

<A – Mark Stolper>: Two targets.

<A – Howard Berger>: The two targets. Thank you, Mark. Really wanted to take some of their money and leave it to work given what they see as a robust future for RadNet.

<Q – Sudeep Singh>: And do you get the sense just from looking at your pipeline that other targets or sellers may be interested in a similar course going forward?

<A – Howard Berger>: Well I think each one takes on its own flavor. The stock price as it is right now, is not one where we would be willing to put very much of the acquisition in the form of stock. So it’s probably going to be limited to operators that feel that there is an opportunity if we offered up to ride with the stocks, but the amount of stock that we’re willing to give up right now as part of that would be relatively small, almost in any circumstance.

<Q – Sudeep Singh>: Okay, great. And then, just Mark, a question on the capital structure. I know not everything is finalized yet, but can we just assume ballpark that the senior secured facility would be kind of in the range of what you had previously with the revolver and credit facility? Or do you think that the options that are being presented to you are materially different?

<A – Mark Stolper>: Are you talking about size or pricing?

<Q – Sudeep Singh>: Pricing.

<A – Mark Stolper>: Well, I have to be a little careful when I talk about pricing as we haven’t closed these transactions and we’re starting tomorrow and going to be out in the market on our bank transaction and we’ll be on a road show for the senior notes starting next week. But let me answer it in a roundabout way here. There were really two objectives for this refinancing. I think the obvious objective was to push out the maturities and term out our debt. Our current credit facilities are due 2011, 2012 and 2013 for the revolver term loan and second lien portion respectively. And what this financing will do is, it will term out our revolver for five years, our term loan for six years and our senior notes for eight years. So that was objective number one.

Objective number two, and perhaps not quite as obvious and we didn’t really talk about it in our script, was to fix a larger portion of our interest rate. Today, inclusive of the $197 million notional amount that we have under swaps or hedging arrangements, about 52.2% of our capital structure is fixed. And going forward, under this new proposed capital structure, 85.1%, assuming that we keep the swaps in place, would be fixed.

And so, with respect to pricing, we believe, based upon what we’re seeing out there with other similar Moody’s and S&P corporate credit ratings that our interest expense or weighted average cost of debt capital would be at or nominally more expensive than where we are today. But a huge benefit for us is, if you look at the forward yield curve for interest rates, it’s considerably upward sloping. We believe that through time, fixing 85% of our capital and the interest rate associated with that is going to ultimately result in significant weighted average cost of capital savings as we go out into the future. So that today is the best answer I can give you.

<Q – Sudeep Singh>: Okay, got it. And then just on the swaps, my understanding was that a bunch of the swaps would have expired by the end of November. Is that the case, or is there still some that would extend even throughout this year?

<A – Mark Stolper>: Currently, we have two swaps, and if you remember back in April of 2009, we entered into these blend-and-extend swap transactions where we extended these two swaps through November of 2012, and blended the rates down and we had about 150 basis point savings from doing that transaction. So we do still have two swaps outstanding that are due to expire November 15, 2012. Currently, we are – the current thinking is that we will keep these swaps outstanding. We believe that the capital that – it would take to get out of these swaps is better or more – better deployed in our business as opposed to that use of proceeds.

<Q – Sudeep Singh>: And then just the last one from me is with respect to kind of the working capital position. Obviously, you guys brought down your DSOs and saw marked improvement in working capital. Just how should we be thinking about that in 2010? Is there still room to bring DSOs down in light of the M&A that you’re doing? And maybe if you could just give us a sense for that.

<A – Mark Stolper>: Yes. Well I hope my reimbursement operations team is not listening to this call because what I am about to say, I’m not sure I want them to hear. But I think our DSOs at 54 days are pretty low given the book of business that we have. I mean, we do have certain payor classes, for instance workers’ compensation and personal injury that are – have DSOs that are well over 365 days. So, based upon our existing book of business, we think that 54 days is pretty good. And although I’m still going to challenge the team to rein it in, I don’t see a lot of improvement from this point forward.

<A – Howard Berger>: Mark, if I might interject, perhaps the focus that we’ll be looking at, hopefully the end of 2010 will be to see if some of the initiatives that we’ve started on our collection processes, while it may not lower our DSOs significantly, hopefully it can have some impact on bad debt, which, as opposed to lowering DSO’s, would have an opportunity for us to improve our margins and would go right down to the bottom line. So, I would agree with Mark. 54 days is probably about as good as it’s going to get, but I think that there are other ways that we can use our scale and operating sophistication to go ahead and find other ways to improve our business and its margins.

<Q – Sudeep Singh>: Great. Thanks a lot, guys.

<A – Mark Stolper>: Thank you.

Operator: Our next question will come from Rob Mains from Morgan Keegan.

<Q – Robert Mains>: Thanks, good morning. Mark, couple of questions on the fourth quarter; adjusted EBITDA was kind of flat compared to the second and third quarters. Seasonally that shouldn’t be the case. Would you attribute that more to weakness in margins in the second and third quarter or particular strengths in the fourth?

<A – Mark Stolper>: Yeah. It’s a good point. Fourth quarter usually, it is a seasonally difficult quarter for the industry, not only for RadNet, in that it has a number of holidays, and therefore volumes are generally lighter – we’re talking about Thanksgiving and the Christmas holidays going into New Year’s.

So, I think what I would attribute it – the strong performance in the fourth quarter is really some of the cost initiatives that we’ve been working on throughout 2009 we feel like are taking hold. We’ve discussed some of these publicly with respect to working on renegotiating contracts around our service and maintenance agreements, on our equipment, working with medical supply vendors to renegotiate those contracts, we’re doing some entrepreneurial things with respect to our corporate insurance program.

So, I think we’ve continually challenged ourselves to make the business more efficient and to lower our cost structure, which is one of the key drivers in – a couple of things, one is to differ – is to mitigate any reimbursement challenges that we might see through Medicare changes. And two is, one of the big selling points we have when we go out into acquisitions is that we can bring cost savings to the target, and to the extent that we can bring our management expertise and bring some of the contracts that we have on the cost side to these targets, it makes the acquisition multiples that we report publicly higher than ultimately what these acquisition multiples look like to the Company because of these types of synergies that we bring.

<A – Howard Berger>: Let me amplify on that just a little bit, Mark. I don’t think I can emphasize enough how important, I think, scale is in our business. I think your observation is very astute. And I think as Mark explained, I believe we’re seeing a lot of the benefits of growing the Company and getting some leverage with vendors whether it’s insurance, whether it’s purchasing of equipment or service or other aspects of our entire expense items here in this business.

We think we can continue that process as we get larger. And while the increments maybe very small on top of a larger business it becomes very significant. And I think what we saw in the fourth quarter is, in fact, validation of that very principle. And I believe we’ll continue to see that as we extend out into 2010 and beyond, and use both our scale, in terms of the size of the business we are, and operating metrics from acquisitions that I believe we can spread these across as we bring them in. That will help, either, improve our margins, or as Mark says, helps mitigate some of the reimbursement pressures.

<Q – Robert Mains>: Okay. Thanks. And then, Mark, prior quarters you’ve had same-store procedure growth numbers. Do you have those available?

<A – Mark Stolper>: Rob, we’re doing this call from a conference room in New York, so I don’t have the benefit of my computer in front of me. But if you call me offline, I can give you those numbers.

<Q – Robert Mains>: Okay. Can I assume because you had kind of flattish same-store revenue growth. Can I assume that that’s a combination of positive procedures and what looks like kind of negative pricing?

<A – Mark Stolper>: No. It’s slightly positive procedures and slightly negative pricing, but it’s – the procedure same-store growth is not going to be materially different from the actual same-store revenue growth.

<Q – Robert Mains>: Okay. Was there a Wednesday difference between the fourth quarter of this year and the fourth quarter last year?

<A – Mark Stolper>: No. They’ll have the exact same number of work days.

<A – Howard Berger>: But sometimes it’s how the holidays fall out, and while I don’t have that immediately in front of me, there are years where the holidays fall at less opportune times than it does in others. And it may very well have been, in my recollection, that last year, I believe, the holidays fell more towards the middle of the week, whereas this year they fell closer to the weekend. And when the holidays fall in the middle of the week, it does have a tendency to impair volumes, referrals, if you will, on either side of the holiday, whereas as you push towards either the very end of the week or when it’s very early in the week, you have less impact by that issue.

<Q – Robert Mains>: Okay. Because you went from same-store procedure growth, sounds like to – you’re like two to 3% range, first three quarters of the year and sounds like you are like sub-one in the fourth quarter. Despite what sounds like from what you’re saying, Howard, that the holidays, you didn’t get hit by like, I think, it was a Thursday Christmas in ‘08 or whatever. So, it does sound like, as you were saying that volumes had slowed down some?

<A – Howard Berger>: I think that there may have been a – yeah, I think there was a little slowdown, more in December. October and November were very robust months for us. December, for a variety of reasons, some of which may have been weather, I don’t want to harp on that, but some of it may have been the economy, some of it also, what we saw and I didn’t mention this in my closing remarks is, we saw some softening of our mammography volumes starting in December that we think was a result to some extent of the recommendation that came out from the Commission that I think inappropriately mentioned that recommendations for screen mammography should start at the age of 50 rather than 40. And I believe that may have hit – contributed to some of the downward volume here in December because the rest of our volumes were fairly stable but mammography look like it took a hit in December as it did in January and somewhat in February.

<Q – Robert Mains>: Okay. Thanks. And I have one reimbursement question – excuse me Medicare. I know that we’re still operating now under the 2009 physician fee schedule, but the final rule was going to spread out over four years – the recommendations, the various changes for imaging modalities. And I know that even if we were going it’s not that big of an impact in 2010. Do you have a sense what kind of revenue or whatever kind of impact you can tell us about for 2012 and 2013 on your business, given the final rule that hasn’t been implemented yet for the Medicare physician fee schedule?

<A – Mark Stolper>: Sure, just to correct one thing Rob, we are operating in 2010 under the final rule, the Medicare final rule that was released in November of last year. So...

<Q – Robert Mains>: Without the 21% obviously?

<A – Mark Stolper>: Without, right, without the doc fee fix which is the decrease of 21% in the conversion factor which was – that was pushed off till October at least in the Senate. But that every year is what gets over turned as you know, for like...

<Q – Robert Mains>: Right.

<A – Mark Stolper>: 10 years. But, so what we have heard from our lobbying groups is that beyond 2010 kind of all bets are off. And we’ve heard this from the equipment vendor, we’ve heard this from supply vendors as well as kind of the doc groups that. What we know for certain is that 2010 reimbursement which we’re operating, what we don’t know is whether any phase in of the utilization assumption or any other changes in the RVU calculation will indeed apply beyond 2010. So we have not done a comprehensive analysis beyond 2010.

<Q – Robert Mains>: Okay, fair enough. Thank you.

<A – Mark Stolper>: You’re welcome.

Operator: Next question will come from Kyle Smith from Jefferies & Company.

<Q – Kyle Smith>: Good morning, Howard, Mark. I just had a couple of housekeeping items; one, you haven’t given guidance, but have you set a CapEx budget for 2010?

<A – Howard Berger>: Well, part of the CapEx budget along with the rest of our projections or guidance for 2010 will be somewhat dependent upon the acquisitions that we do. However, in the absence of acquisitions, we probably would have guided slightly lower for 2010 on our total CapEx. As you may recall, we spent about $40 million in 2009, which was down from $50 million the prior year. And I think it would be safe to assume that we would be below 40 million in the core business, since we have over the last three years probably spent over a $150 million in CapEx and have substantially upgraded most of our inventory of MRI and CT scanners, and most importantly, we are now virtually 100% digital in all our mammography.

So we believe that the ability to reduce our CapEx in the core business is not only a combination of all the money we’ve spent over the past three years, but also because the markets themselves for equipment continue to be very soft. Most of the equipment vendors into the outpatient imaging space are experiencing dramatic reductions in their purchasing from the outpatient imaging center business, and the secondary markets are affording us enormous cost saving. So we don’t generally buy brand new equipment if we can find something comparable in the secondary markets, which we are finding quite an abundance of.

And so, not only will we reduce our CapEx, but our CapEx that we are spending is going considerably further than it was two-plus years ago. And I don’t think I’d be exaggerating if I said that it’s going at least, if not more, twice as far as it used to. So, I think the combination of having spent significantly in the last several years as well as a very soft equipment market both for new and in the secondary markets is allowing us to reduce our CapEx, and that which we do spend  goes much further.

<Q – Kyle Smith>: Great. Thank you, Howard, that was a very good answer. And Mark, what did you spend on the fourth quarter acquiring equipment under cap leases? Was there any of that in the fourth quarter?

<A – Mark Stolper>: Nothing. We have not added any new capital leases since the first quarter of 2009, so all of our capital expenditures from first quarter – from beyond the first quarter were done in cash.

<Q – Kyle Smith>: Great. Thanks for filling that up.

<A – Howard Berger>: Just to add to that, Kyle, all CapEx in this quarter has also been with cash. So we have not added any capital leases now for almost four full quarters.

<Q – Kyle Smith>: Is that an availability issue, or you just don’t feel that that source of financing is attractive?

<A – Howard Berger>: I think it’s that we’ve had good free cash flow. So for us, it’s nice if we can both pay off debt and pay for our CapEx and avoid encumbering the company with more debt and using it to delever, which is one of the things I hope comes out very loudly in the earnings call and was a substantial portion of our ability to delever the company. So as long as the company can generate good free cash flow, we will try to use that cash in the most appropriate way to either pay for our cash CapEx – excuse me – pay for our CapEx, pay off debt or do acquisition, and it’s a balance of all of those.

We didn’t do an abundance of acquisitions in 2009, since the company was more focused on the deleveraging and paying off debt. Which has I think been a very good strategy for the company, because having reduced our leverage by over half a turn and getting us into the low four’s is clearly a driver in our refinancing that we’re announcing officially today and couldn’t have come at a better time since the market seems to be quite open right now. And I think is probably the best time for us to go out and take care of not only our debt but – our old debt, but give us capital to continue to grow the  company.

<Q – Kyle Smith>: Wonderful. Thank you so much.

Operator: We’ll take our last question from Darren Lehrich with Deutsche Bank.

<Q – Darren Lehrich>: Thanks. Hi, everybody. It’s Darren. I’m sorry, I joined a little late, but I wanted to just ask a couple of things. First of all the equipment servicing, I know you’ve talked about that opportunity in the past bringing it in-house. Howard, I’m just wondering if you can update us on the total opportunity and it sounds like in Q4, that was one of the parts of the cost initiatives that may have helped you out a little bit, so maybe just where you are in the timing and perhaps the rollout of that initiative.

<A – Howard Berger>: Well, the initiative if it even was that, was really something that we were looking at throughout 2009. But I’m happy to say that instead of bringing that in-house, we have, in fact, restructured and enhanced our overall relationship with GE. Both for equipment purchasing and servicing which has allowed us to extend our current GE contract for another five years and so the need or benefit of us bringing service in-house has essentially been taken off the table and I’m pleased that our alignment with GE on almost every level is now stronger than ever and one which I think will continue to afford the company enormous opportunities at all levels of GE. So we will use instead of bringing that in-house other things that we are looking at in the way of other operating systems that maybe brought in-house or we still have good opportunities for the future to improve our margins.

<Q – Darren Lehrich>: That’s great. So is it fair to say that we’ll see a full quarter’s worth of the restructuring of that agreement with GE in Q1 or did we see it in Q4?

<A – Howard Berger>: We’ll see it in Q1.

<Q – Darren Lehrich>: Q1, very good.

<A – Howard Berger>: Yes.

<Q – Darren Lehrich>: And then – so I understand you’re positioned entirely just with regard to guidance, so I’m not going press you there. I guess I’d be curious just to get your thoughts on what kind of projection statements you may make while you’re on the road for this refinancing in sort of a broad brush for your equity holders. Should we be expecting EBITDA growth in 2010? Any sort of broad brush commentary you’d care to make, if at all?

<A – Mark Stolper>: Sure. Obviously, when we go out and sell the senior notes, a deal which will ultimately be registered under Rule 144A. We won’t be talking about any – we won’t be giving any forward-looking statements or projections to the extent that we don’t have guidance out there publicly. But I think it’s fair to say that given our historical trends of growing the business each year, and given the fact that we are making these or we have made this one strategic acquisition in January and we hope to close these other two acquisitions concurrent with our financing, that if we continue to invest in the business and continue to make acquisitions that we would anticipate 2010 to be an up year.

<Q – Darren Lehrich>: Okay. That’s great. And then, Howard, just as it relates to the weather, something completely out of your control, is there any way for you to just help us think about the rescheduling of scans that were cancelled in February in the regions affected. Just to help us think about what type of volume may have been lost in Q1 that may just not come back at least over the short run and then just remind us what New York and the mid-Atlantic comprise on, in terms of the total company overall.

<A – Howard Berger>: Well, the mid-Atlantic area and was particularly hard hit for anybody who is on the phone that may be in the Washington or Maryland area probably still have piles of snow out there that will confirm what I’m talking about. But we’ve calculated that we’ve lost in those two regions probably 20 to 25% of our scanning days. Now in February, yeah – what you – perhaps is different about this was that – this isn’t just like we were down, it was like the whole areas were paralyzed and that doctors couldn’t get to their offices, patients couldn’t get to their offices. So it wasn’t just the matter of patients who were scheduled that need to get re-scheduled, there weren’t the inbound calls that would normally fill your pipeline and allow you to try to make up a lot of that scan time.

So we think that in that market mainly in the mid-Atlantic and the New Jersey markets, we lost substantial revenue that unfortunately we’re just never going to be able to recover from. I think New York was hurt but to a lesser extent with significant snow storms and then to answer your other questions, approximately a little less than 50% of our revenue is from the California region, which was not affected generally by weather. That being said, we are seeing a very substantial rebound in our March numbers and we will endeavour to try to make up some of that lost scanning, but there clearly will be some impact in the first quarter from the unfortunate weather condition.

<Q – Darren Lehrich>: Okay. That’s helpful for us to take into account. And then my last question is just any – very brief update perhaps on Breastlink, sort of your general experience in the physician practice space, whether that’s something you plan to continue to grow?

<A – Mark Stolper>: Yes, we definitely plan to continue to grow that. We’ve had some additional success in rolling out the Breastlink model into the San Fernando Valley and into the Palm Springs/Coachella Valley. And we are looking opportunistically of adding more breast oncologists and breast surgeons to areas where we have substantial mammography volume. So we very much feel that that’s an important part of what we do, both to drive new imaging opportunities as well as our long-term goal of offering comprehensive breast cancer disease management as part of a overall business objective that we want to go to the payors with, and who are getting increasingly interested in this opportunity in the Southern California area. So I think you can expect that we will continue to drive that into various regions in Southern California and not look for any major acquisitions, but just to add additional staffing and services in markets where we feel we have a dominant mammography position.

<Q – Darren Lehrich>: That’s great. Okay, thanks again.

Operator: We have no further questions at this time.

Operator: Ladies and gentlemen that does conclude today’s conference. Thank you for your participation.

Howard Berger, M.D., President and Chief Executive Officer

All right, well, thank you for joining us and kicking off the new year while we’re ending what we believe is a successful 2009 with our announcement of our refinancing and acquisitions.  We look forward to an interesting and disciplined but yet aggressive 2010 and look forward to speaking to you again with our first quarter 2010 call in May.  Thank you.

Operator: Ladies and gentlemen that does conclude today’s conference.  Thank you for your participation.